                                                                     EXHIBIT 8.2

INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY

Index Numbers:                                    Washington, DC 20224
      61.00-00    61.03-00
      61.43-00   451.01-00
                                                  Person to Contact:
Dean Weiner                                         Jonathan R. Zelnik
O'Melveny & Myers                                 Telephone Number:
400 South Hope St                                   202-622-3940
Los Angeles, CA 90071-2899                        Refer Reply To:
                                                    CC:DOM:FI&P:2/PLR-103883-97
Washington, DC 20224                              Date:
                                                    September 8, 1997

In re: San Diego Gas & Electric Co.
       EIN: 95-1184800
       101 West Ash St.
       San Diego, CA 92101

Legend

     Parent               =          Enova Corporation
                                     EIN: 33-0643023
     Company              =          San Diego Gas & Electric Co.
     SPE                  =          SDG&E Funding LLC
     State A Bank         =          California Infrastructure and
                                     Economic Development Bank
     Trust                =          California Infrastructure and
                                     Economic Development Bank Special
                                     Purpose Trust SDG&E-1
     State A              =          California
     State B              =          Delaware
     Statute              =          Assembly Bill 1890 (Chapter 854, California
                                     Statutes of 1996), as amended by Senate
                                     Bill 477
     SPE Securities       =          SPE Debt
     Investor Securities  =          Rate Reduction Bonds
     Series A-1           =          Series 1997-1
     a                    =          0.5
     -
     b                    =          0.5
     -
     c                    =          5
     -
     d                    =          5
     -
     e                    =          2
     -
     f                    =          10
     -
     g                    =          3
     -
     h                    =          13
     -
     v                    =          100,000
     -
     x                    =          710,000,000
     -
     y                    =          800,000,000
     -
     z                    =          5,900,000
     -
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                                      -2-

PLR-103883-97

Dear Mr. Weiner:

     This letter is in reply to your letter dated February 24, 1997, and other correspondence, asking the Internal Revenue Service to rule on the transaction described below (the Proposed Transaction).

                                     FACTS

     Parent is the common parent of an affiliated group of corporations that includes Company. Parent files a consolidated return for the group.

     Company, a calendar year taxpayer that uses the accrual method of accounting, is an investor-owned electric utility in State A. Company generates, transmits, and distributes electricity to residential, commercial, industrial, and governmental customers within a designated territory. Company has a monopoly for providing electricity within its territory and is regulated by State A's Public Utility Commission (PUC) and the Federal Energy Regulatory Commission
(FERC). Company maintains its accounts in accordance with the uniform system of accounts prescribed by the PUC and FERC.

     State A is deregulating its electric industry. As a result, Company's customers will be allowed to contract directly with alternative suppliers of electricity, and Company will compete with other parties to sell electricity.

     In a competitive market some of Company's generation facilities will have values substantially below their book value and some of its contracts to purchase electricity will be at rates above the market price. To enable Company to recover the net uneconomic portions of its prudently incurred costs of generation-related assets and obligations (Transition Costs), State enacted Statute and the PUC issued orders allowing Company to collect nonbypassable charges from consumers of electricity located in Company's territory. The charges will be based, in part, on the amount of electricity purchased by the consumer, whether from Company or from an alternative supplier.

     Under Statute, a portion of Company's Transition Costs may be recovered by collecting a separate, nonbypassable, usage-based charge called Fixed Transition Amounts (FTAs) and by issuing securities that will be secured by Company's right to collect the FTAs. The FTAs will be collected from residential and small commercial consumers. To establish the actual amount of Company's Transition Costs that may be recovered by collecting FTAs and issuing securities, Company must apply for a financing order from the PUC.
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                                      -3-
PLR-103883-97

     Under a financing order, FTAs to be collected by Company will be generally based on the actual electricity usage of each affected consumer. Actual collection of FTAs will vary from expected collections due to a number of factors including power usage and delinquencies. To ensure timely recovery of all Transition Costs covered by a financing order, the financing order will require the PUC to adjust, at least annually, the FTA charge. Under Statute, the right to collect FTAs is a separate property right (Transition Property). The final terms and conditions for collection of FTAs by Company will be set forth in an advice letter to be filed by Company at a future date.

Proposed Transaction
--------------------

     The PUC has issued a financing order authorizing the issuance of up to $y
                                                                             -
of Investor Securities. Company, through the SPE (described below), will initially issue $x of SPE Securities. State A Bank, through Trust (described
                 -
below), will acquire the SPE Securities and will issue to investors $x of
                                                                     -
Investor Securities.

     Company will form the SPE under State B law as a bankruptcy remote, limited liability company for the special purpose of effectuating the Proposed Transaction. The SPE will use the accrual method of accounting. Company will be the sole member of the SPE. The SPE will not elect to be treated as an association taxable as a corporation under section 301.7701-3(b)(1) of the Procedure and Administration Regulations.

     State A Bank will establish Trust to hold the SPE Securities and to issue the Investor Securities.

     Company will transfer the Transition Property in the form of a sale to the SPE in exchange for the proceeds from the SPE's issuance of the SPE Securities. Company will also contribute as equity to the SPE cash equal to a percent of the total issue price of the SPE Securities. The SPE will invest the equity in financial instruments that are issued by parties unaffiliated with Company and that can be readily converted to cash.

     The SPE will issue the SPE Securities to Trust in exchange for the proceeds from Trust's issuance of the Investor Securities. The SPE will use the proceeds of the SPE Securities to pay costs of issuing the SPE Securities and the Investor Securities and to acquire the Transition Property.

     Trust will hold the SPE Securities and issue Investor Securities to underwriters, who will sell the Investor Securities to public investors (Investors). The Investor Securities will be issued in the form of pass-through certificates that will

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                                      -4-
PLR-103883-97

represent ownership interests in the SPE Securities held by Trust. The terms of the Investor Securities will substantially mirror the terms of the associated SPE Securities.

     The SPE Securities will be nonrecourse but will be secured by the Transition Property, the equity of the SPE (less $v), the Overcollateralization
                                                  -
Amount (described below), the FTA Reserve (described below), undistributed investment earnings of the SPE, and any other assets of the SPE. Company expects the SPE Securities to receive the highest credit rating from at least two nationally recognized credit rating agencies.

    The SPE will initially issue one series of SPE Securities (Series A-1). Series A-1 will be divided into d sequential classes, each with a different
                                -
legal maturity date. Company expects that the SPE Securities will have scheduled maturities of between e and f years and will have legal maturities of between g
                      -     -                                                 -
and h years. Scheduled maturity is the date on which the final principal payment
    -
is expected to be paid; legal maturity is the date on which nonpayment is a default.

    Interest on Series A-1 will be payable quarterly at rates that are based on yields commensurate with similarly rated debt obligations of comparable weighted average lives. The SPE Securities are expected to be sold at or near par value. Principal payments will be scheduled to be made quarterly and will be applied in sequential order to each class of Series A-1 until the outstanding principal balance of the class is reduced to zero. Scheduled principal payments for each quarter will be different, but the total scheduled principal payments for each year will be approximately equal.

     Series A-1 will be subject to an optional "clean-up" call -- early payment of all outstanding principal and accrued interest -- when the outstanding principal of the series declines to c percent of the original issue price of the
                                    -
series. Because the classes will be allocated principal payments in sequential order, the clean-up call for Series A-1 will apply only to the class with the longest maturity.

     Initially, Company will service the consumer accounts that are subject to the FTAs. As servicer, Company will, on a monthly basis, bill and collect FTAs, remit collected FTAs to Trust, and retain all books and records regarding the FTAs, subject to the SPE's right of inspection. Company will retain all investment income earned on the FTAs between the time they are collected and the time they are remitted to Trust. Only in the event that Company fails to satisfactorily perform its servicing functions will Company be subject to replacement as servicer. Company's ability to resign as servicer will be restricted.

                                      -5-
PLR-103883-97

     The FTA charge will be set to provide for recovery of the costs associated with billing and collecting the FTAs as well as for an excess amount (Overcollateralization Amount) that will eventually reach b percent of the
                                                          -
original principal amount of the SPE Securities. The Overcollateralization Amount will be collected ratably over the expected term of the SPE Securities. Company also expects to receive at least $z (net of all fees and expenses
                                          -
payable by the SPE) in FTAs after the last scheduled date for payment of accrued interest and principal on the SPE Securities.

    Trust will retain all remitted FTAs in the "Collection Account." Quarterly, the Trustee will pay out of the Collection Account the Trustee's fees, servicing fees, administrative costs, operating expenses of the SPE and Trust, accrued but unpaid interest on all classes of the SPE Securities, and principal (to the extent scheduled) on the outstanding SPE Securities. Any remaining FTAs will be allocated to the Overcollateralization Amount (to the extent scheduled) and then to a reserve fund (the FTA Reserve).

     If the FTAs collected in any period are insufficient to satisfy the SPE's payment obligations on the SPE Securities, then amounts in the FTA Reserve, the accumulated Overcollateralization Amount, and all but $v of the SPE's equity
                                                       -
will be used to satisfy scheduled principal and interest payments. To the extent that the SPE's equity or the Overcollateralization Amount is used to satisfy scheduled principal and interest payments, future FTAs will be adjusted to restore the SPE's equity and the scheduled Overcollateralization Amount.

     Investment income earned on amounts in the Collection Account also may be used to satisfy scheduled interest and principal payments on SPE Securities and to replenish the SPE's equity and the scheduled Overcollateralization Amount. Any excess earnings will be remitted to the SPE, which may distribute the earnings to Company quarterly.

     If the FTAs deposited in the Collection Account differ from the FTAs projected to be collected by more than a certain amount, the PUC is required to adjust the FTA charge at least annually.

     The SPE Securities will provide for the following events of default: (1) a default of five days or more in the payment of accrued interest on any class of SPE Securities; (2) a default in the payment of outstanding principal as of the legal maturity date; (3) a default in payment of the redemption price following an optional clean-up call as of the redemption date; (4) certain breaches of covenants, representations or warranties by the SPE in the indenture under which the SPE Securities are issued; and

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                                      -6-
PLR-103883-97

(5) certain events of bankruptcy, insolvency, receivership, or liquidation of the SPE.

     In the event of a payment default, the Trustee or holders of a majority in principal amount of all series then outstanding may declare the principal of all classes of the SPE Securities to be immediately due and payable. If all classes of the SPE Securities have been declared to be due and payable following an event of default, the Trustee may, in its discretion, either sell the Transition Property or allow the SPE to maintain possession of the Transition Property and continue to apply receipts of the FTAs as if there had been no declaration of acceleration.

Representations
---------------

     Company, the SPE, the Trust, and the Investors will expressly agree under the terms of the applicable documents to treat the SPE Securities as debt of the SPE for all purposes. For financial accounting purposes, the SPE Securities will be treated as debt of Company. Company anticipates that the PUC and the credit rating agencies will treat the SPE Securities as debt.

     The SPE Securities will not be subordinated to the claims of any creditors or equity owners of the SPE, other than for payments of trustee and servicing fees.

     The Trust will not be entitled to participate in the management of the SPE.

     Company has been advised that the Overcollateralization Amount is necessary for the SPE and Investor Securities to receive the highest credit rating.

                                     ISSUES

     Does the issuance of the PUC financing order authorizing the collection of the FTAs result in gross income to Company?

     Do the issuance of the SPE Securities to Trust and the issuance of the Investor Securities result in gross income to Company?

     Are the SPE Securities obligations of Company?

                                      LAW

     Section 61 of the Internal Revenue Code generally defines gross income as "income from whatever source derived", except as otherwise provided by law. Gross income includes income realized in any form, whether in money, property, or services. Section

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                                      -7-
PLR-103883-97

1.61-1(a) of the Income Tax Regulations. This definition encompasses all "accessions to wealth, clearly realized, and over which the taxpayers have complete dominion." Commissioner v. Glenshaw Glass Co., 348 U.S. 426, 431
                    -----------------------------------
(1955), 1955-1 C.B. 207.

     The right to collect the FTAs is of significant value in producing income for Company, and State A's action in making the FTA rights transferable has enhanced that value. Generally, the granting of a transferable right by the government does not cause the realization of income. Rev. Rul. 92-16, 1992-1 C.B. 15 (allocation of air emission rights by the Environmental Protection Agency does not cause a utility to realize gross income); Rev. Rul. 67-135, 1967-1 C.B. 20 (fair market value of an oil and gas lease obtained from the government through a lottery is not includible in income).

     The economic substance of a transaction generally governs its federal tax consequences. Gregory v. Helvering, 293 U.S. 465 (1935), XIV-1 C.B. 193.
              ---------------------
Affixing a label to an undertaking does not determine its character. Rev. Rul. 97-3, 1997-2 I.R.B. 5. An instrument secured by property may be an obligation of the taxpayer or, alternatively, may be a disposition of the underlying property by the taxpayer. Cf. id. (the Small Business Administration is the primary
                 -------
obligor of certain guaranteed payment rights that are created under its participating security program).

                                  CONCLUSIONS

             Based on the facts as represented, we rule as follows:

     (1) The issuance of the PUC financing order authorizing the collection of the FTAs does not result in gross income to Company.

     (2) The issuance of the SPE Securities to Trust and the issuance of the Investor Securities will not result in gross income to Company.

     (3) The SPE Securities will be obligations of Company.

     Except as specifically ruled on above, no opinion is expressed or implied regarding the federal tax aspects of the transaction.

     This ruling is directed only to Company. Under section 6110(j)(3) of the Code, this ruling may not be used or cited as precedent.

                                      -8-
PLR-103883-97

     A copy of this letter should be attached to the federal income tax return of Company for the taxable years that include the transaction described in this letter.

                                             Sincerely yours,
                                             Assistant Chief Counsel
                                             (Financial Institutions & Products)


                                             By: /s/ Marshall Feiring
                                                ----------------------------
                                                Marshall Feiring
                                                Senior Technician Reviewer,
                                                Branch 2